Middlesex Water Company ANNOUNCES

Appointment of new transfer agent

ISELIN, NJ October 2, 2014 -- Middlesex Water Company (NASDAQ: MSEX) a leading provider of water, wastewater and related services primarily in New Jersey and Delaware today announced that effective October 10, 2014, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) will replace Registrar & Transfer Company as its new stock transfer agent, shareholder support provider and registrar and dividend disbursement and reinvestment plan agent.

On and after October 10, 2014, all inquiries and correspondence related to stockholder records, transfer of shares, lost certificates, dividend checks or change of address requests should be directed to Broadridge via the following methods:

Mail Inquiries:	Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342
Brentwood, NY 11717
Telephone:	1-888-211-0641 International: 720-358-3643
Email:	shareholder@broadridge.com

Detailed information and welcome letters will be mailed directly to all Middlesex Water Company registered shareholders with instructions on how to access their account through Broadridge on or about October 13, 2014.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

About Broadridge Financial Solutions, Inc.

Broadridge Financial Solutions, Inc. (NYSE: BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge's investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,700 full-time associates in 14 countries. For more information about Broadridge, please visit www.broadridge.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company,

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com